Exhibit 10.16
SIRIUSPOINT LTD. SHORT-TERM INCENTIVE PLAN

INTRODUCTION

The purpose of the SiriusPoint Ltd. Short-Term Incentive Plan is to provide an annual bonus opportunity for the benefit of certain employees of SiriusPoint Ltd. (“Company”) and its Affiliates in order to attract and retain employees and to reinforce achievement of the Company’s and its Affiliates’ goals and objectives. The Plan is effective as of January 1, 2024.
SECTION 1: DEFINITIONS

In addition to the terms defined above, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.1“Actively Employed” means actively working for the Company or an Affiliate or on an approved leave of absence. For the avoidance of doubt, actively working does not include any period of non-working notice, which includes, but is not limited to, a garden leave.
1.2“Affiliate” means any subsidiary or affiliate of the Company that is either a member of a “controlled group of corporations” of which the Company is a member, a group under “common control” with the Company, or an affiliated service group of which the Company is a member, as determined under Sections 414(b), (c) and (m) of the Internal Revenue Code.
1.3“Bonus” means any cash bonus granted under the terms of the Plan. A Bonus may be expressed, at the Plan Administrator’s sole discretion, as a fixed dollar amount, a percentage of Base Salary, or an amount determined pursuant to an objective formula or standard based upon the Company’s, the applicable Affiliate’s, and/or the Participant’s achievement of specified objective performance goals or criteria.
1.4“Base Salary” means as to any Plan Year, the Participant’s annualized salary rate on the last day of the Plan Year. Such Base Salary is determined before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Company-sponsored plans and does not include discretionary bonuses or other variable compensation, as determined by the Plan Administrator.
1.5“Cause” means, as determined by the Plan Administrator in its sole discretion: a Participant’s material breach of the terms of any written policy and procedures of the Company or Affiliate, as applicable; the willful failure or refusal to perform the Participant’s material duties for his or her employment by the Company or Affiliate, as applicable; insubordination or willful disregard of the legal directives of the Participant’s supervisor; an act or acts of misconduct that has or could have material adverse impact on the reputation, business, business

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relationships, licenses, or financial condition of the Company or Affiliate; the commission of an act of fraud or embezzlement by the Participant against the Company or Affiliate; or any conviction of the Participant or plea by the Participant of guilty or nolo contendere to a or of a crime involving fraud or misrepresentation.
1.6“Compensation Committee” means the Compensation Committee established by the Company’s Board of Directors.
1.7“Participant” means as to any Plan Year, any employee of the Company or an Affiliate who has been selected by the Plan Administrator, in its sole discretion, for participation in the Plan for that Plan Year.
1.8“Payment Date” means the date a Bonus is paid.
1.9“Performance Goals” means performance goals, which may be based on individual, Company, and/or Affiliate performance, that the Plan Administrator determines applies with respect to any Potential Bonus.
1.10“Plan” means this SiriusPoint Ltd. Short-Term Incentive Plan, which includes any supplements attached hereto.
1.11“Plan Administrator” means the Compensation Committee or its delegate.
1.12“Plan Year” means the 12-month period starting each January 1 and ending each December 31.
1.13“Potential Bonus” means a Bonus that is potentially payable to a Participant based on satisfaction of applicable Performance Goals for a Plan Year. The Potential Bonus terms are established in the Plan Administrator’s sole discretion for such Plan Year.

SECTION 2: BONUS DETERMINATION AND PAYMENT

1.1Selection of Participants. The Plan Administrator will select the employees who will be Participants for the Plan Year. Participation in the Plan is in the sole discretion of the Plan Administrator and on a Plan Year by Plan Year basis. Individuals joining the Company on or after October 1 are not eligible to participate in the Plan for that Plan Year, unless otherwise agreed by the Plan Administrator.
1.2Determination of Performance Goals. The Plan Administrator, in its sole discretion, will determine the Performance Goals applicable to the Potential Bonus for each Participant for a Plan Year. Realization of the Potential Bonus is contingent upon the attainment of the Performance Goals and satisfaction of the other terms and conditions of the Plan. The Plan Administrator intends, but is not required, to communicate each Participant’s individual Performance Goals and Potential Bonus to such Participant near the beginning of each Plan Year. If a Participant experiences a change in position within the Company or an Affiliate, as applicable, during a Plan Year, the Plan Administrator may, in its sole discretion, adjust the

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Participant’s individual Performance Goals and/or Potential Bonus for such Plan Year. If an employee of the Company or an Affiliate becomes a Participant mid-Plan Year, then the Plan Administrator may, in its sole discretion, provide pro-rated Performance Goals and/or a Potential Bonus for such Plan Year.
Determination of Bonus. After the end of each Plan Year, the Plan Administrator will determine, in its sole discretion, the extent to which the Performance Goals applicable to each Participant for that Plan Year were achieved. If the applicable Performance Goals are achieved, the Company will determine the amount of the Bonus and pay such Bonus to the Participant. However, notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may determine at any time that no Bonus or a reduced Bonus is payable for a Plan Year, even if the Performance Goals are achieved, in which case no Bonus or a reduced Bonus is payable for such Plan Year.
1.3Entitlement to Bonus. Except as provided by Section 2.5 below, to earn a Bonus with respect to a Plan Year, a Participant must be Actively Employed by the Company or an Affiliate on the date such Bonus is paid, and not under notice. Except as provided by Section 2.5 below, if a Participant is not Actively Employed by the Company or an Affiliate (or has given notice of termination of employment) on the date of payment of a Bonus, the Participant will not be eligible to earn the Bonus.
1.4Termination without Cause. Notwithstanding Section 2.4 above, in the event of a Participant’s termination by the Company or Affiliate, as applicable, without Cause prior to a Bonus’s Payment Date, subject to the Participant’s execution and non-revocation of a general release agreement in the form determined by the Company, the Participant remains eligible to be paid the Bonus that the Participant would have been paid had the Participant remained employed through the applicable Payment Date, considering the applicable Performance Goals, payable on a pro-rated basis for the period that the Participant was Actively Employed in the applicable Plan Year, as determined in the Plan Administrator’s sole discretion, provided that such Bonus is paid on the normal payment date, as specified in Section 2.6, following the date of termination.
1.5Payment of Bonus. If a Bonus is payable to a Participant for a Plan Year as determined by the Plan Administrator in its sole discretion, the Bonus will be paid to the Participant in a cash lump sum no later than March 15th of the Plan Year following the Plan Year to which the Bonus relates (or on a timing as set out in the Country Supplement for Participants not subject to US law). A Bonus is not earned until paid.

SECTION 3: ADMINISTRATION
All decisions under the Plan will be made and all issues relating to its interpretation or application or to any payment under it will be determined and resolved by the Plan Administrator, or its delegate, in its sole discretion. The Plan Administrator’s, or its delegate’s, determinations are final, conclusive, and binding on all parties. The Plan Administrator, in its sole discretion, may modify,

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clarify, change, revise, or amend the Plan at any time, and may terminate, withdraw, or rescind the Plan in its entirety with or without written notice to Participants.
SECTION 4: MISCELLANEOUS

1.1Rights of Participants; Other Benefits. Nothing herein contained will be held or construed to create any liability or obligation upon the Company or an Affiliate to retain any Participant in its service. All Participants remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.
1.2Non-Assignability. No Bonus or payment thereof nor any right or benefit under this Plan may be subject to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company.
1.3Governing Law. The Plan will be governed by, construed, and enforced in accordance with the internal laws of the State of New York, but without regard to the conflict of laws provisions thereof.
1.4Withholding. The Company and any applicable Affiliate has the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold United States federal, state, local, or foreign income or other taxes incurred by reason of this Plan.
1.5Severability. If any provision of the Plan is deemed or held to be unlawful or invalid for any reason, such fact will not adversely affect the other provisions of the Plan unless such determination renders impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions will be adopted so that the Plan may continue to function properly.
Section 409A of the Code. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, this Plan is intended to be exempt from, or comply with, Section 409A of the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”). To the maximum extent permitted, the Plan will be limited, construed, and interpreted in accordance with such intent. The Company has no liability to any Participant or otherwise if this Plan or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder. References to a Participant’s termination of employment will mean the Participant’s “separation from service” within the meaning of Code Section 409A to the extent any related payments are deferred compensation subject to Code Section 409A. Notwithstanding any other provision of this Plan to the contrary, if at the time of a Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section

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409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). A Participant will be a “Specified Employee” for purposes of this Plan if, on the date of the Participant’s separation from service, Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
1.6Indemnification of Plan Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee serving as the Plan Administrator and any employee of the Company or any of its Affiliates appointed by the Plan Administrator to carry out duties under this Plan against all liabilities, damages, costs, and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
1.7Unfunded Nature of Plan. All Bonuses will be funded out of the general assets of the Company as and when payable under the Plan. All Participants are solely general creditors of the Company. If the Company decides, in its sole discretion, to establish any advance accrued reserve against the future expense of benefits payable hereunder, such reserve will not under any circumstances be deemed to be an asset of the Plan.
1.8Adjustments. Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may eliminate or reduce a Bonus payable to any Participant below that which otherwise would be payable as a Bonus. Further notwithstanding anything in the Plan to the contrary, the Plan Administrator may, in its sole discretion, make adjustments to the terms of the Plan, Performance Goals, Potential Bonuses, and/or Bonuses to prevent any unintended impact from special or unusual events that, in the Plan Administrator’s sole discretion, might result in a windfall or material adverse change in any Potential Bonus and/or Bonus payment under the Plan. Special or unusual events may include, without limitation: change of control, reorganization, combination with other entities, merger, consolidation, or other restructuring of the Company or an Affiliate; changes in accounting principles, policies or practices; changes in tax rates or rules; natural disasters; adjustments for current and future risks taking into account the cost of capital and adjustments for financial misstatement, error, material misconduct and reputational damage; or compliance with or changes in applicable laws, rules, or regulations. Such adjustment(s) may result in an increase or decrease in Potential Bonus and/or

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Bonus value and will be determined in the sole discretion of the Plan Administrator, in accordance with applicable law.

1.9Clawback and Other Company Policies. All Bonuses payable under the Plan are subject to any clawback or recoupment policies that may exist or be implemented by the Company or an Affiliate, as applicable, from time to time, in accordance with applicable law.

Foreign Jurisdictions. The Plan Administrator may, from time to time, adopt Plan supplements to comply with the laws of foreign jurisdictions. To the extent this Plan applies to Participants subject to the laws of a foreign jurisdiction, any country-specific supplement attached hereto shall govern to the extent inconsistent with the terms herein.
1.10Entire Agreement. The Plan contains the entire agreement and understanding with respect to all matters described herein, and no representations, promises, agreements, or understandings, written or oral, relating to any eligibility for a Bonus not contained herein will be of any force or effect.
IN WITNESS WHEREOF, SiriusPoint Ltd. has caused this Plan to be adopted and signed on this 9th day of May 2024.

/s/ Karen Caddick___
SIRIUSPOINT LTD.

By:
Name: Karen Caddick Title: Chief Human Resources Officer

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Local Supplement
UK, Sweden, Canada, Bermuda, Switzerland, Belgium
1.Base Salary
-Where a Participant changes their total working hours during the year, the salary rate at the end of each period will be used in calculating bonus, rather than the rate at Dec 31 of the Plan Year.
-Base Salary for STI calculations includes any 13th month payment in Sweden and 13th month and vacation payments of 92% of a monthly salary in Belgium.

2.Potential Bonus

The target opportunity is calculated as: base salary x target bonus opportunity (% of salary).
Where a Participant joins the company or becomes eligible to participate in the Plan after Jan 1 of the Plan Year, the calculation will be pro-rated.
Where a Participant has approved Leave of Absence in the year, a pro-ration factor will apply:

Country	UK	Sweden	Canada	Bermuda	Switzerland	Belgium
Maternity Leave	Continue to be eligible for STI	Continue to be eligible for STI	STI pro-rated for the portion of time worked in the performance year	Continue to be eligible for STI	Eligible for STI but up to manager to distribute	Continue to be eligible for STI
Adoption Leave						Pro-rate STI for time worked if more than 30 days.
Parental Leave
Long-term Sickness	Pro-rate STI for time worked	Pro-rate STI for time worked		Pro-rate STI for time worked
The maximum bonus opportunity will be 1.7x the target opportunity.

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3.Payment of Bonus
If a Bonus is payable to a Participant for a Plan Year as determined by the Plan Administrator in its sole discretion, the Bonus will be paid to the Participant on the payroll date determined by the Company following the announcement of the Company’s annual results for the Plan Year to which the Bonus relates. A Bonus is not earned until paid. In the case of roles defined as Material Risk Takers or Key Governance Function Holders in the Group Remuneration Policy (or a subsidiary Remuneration Policy), a portion of a Bonus may be deferred at the Company’s discretion.

4.Pension
STI payments are non-pensionable.

5.Applicable Law
This Local Supplement shall be interpreted in line with the laws of the country in which the Participant is based, i.e. UK, Sweden, Canada, Bermuda, Switzerland, Belgium.

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